Exhibit 35.4

SERVICER COMPLIANCE CERTIFICATE

PURSUANT TO ITEM 1123 OF REGULATION AB UNDER THE

SECURITIES EXCHANGE ACT OF 1934

Re:	HSBC Private Label Credit Card Master Note Trust (USA) I
Series 2007-1, Class A Notes; Series 2007-1, Class B Notes

I, Deepak Mangla, Head of GSC Operations - India of HSBC Electronic Data Processing (India) Private Limited (the “Company”), pursuant to Item 1123 of Regulation AB of the Securities and Exchange Commission and Section 3.05 of the Amended and Restated Transfer and Servicing Agreement, dated as of August 11, 2006 amending and restating in full the Transfer and Servicing Agreement dated as of June 12, 2001 (the “Agreement”), among HSBC  Funding (USA) Inc. V, as Transferor, HSBC Finance Corporation, as Servicer, and Wilmington Trust Company, as Owner Trustee of the HSBC Private Label Credit Card Master Note Trust (USA) I, hereby certify that:

1.	A review of the activities of the Company from January 1, 2010 through December 31, 2010 and of its performance under the Agreement has been made under my supervision; and

2.
To the best of my knowledge, based on my review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period referred to above except as set forth below:

NONE

IN WITNESS WHEREOF, I have signed this certificate on behalf of the Company this 28th day of March 2011.
.

HSBC Electronic Data Processing (India) Private
  Limited

By: /s/ Deepak Mangla
      Name: Deepak Mangla
      Title:   Head of GSC Operations - India